Exhibit 99.1

Contact:
Allison Wey
Senior Director
Investor Relations and Corporate Affairs
Par Pharmaceutical Companies, Inc.
(201) 802-4000

PAR PHARMACEUTICAL REPORTS FIRST QUARTER 2008 RESULTS

Reports First Quarter Adjusted EPS of $0.17 per Diluted Share

Provides Full-year 2008 EPS Guidance and Projects its Pipeline Opportunities

Woodcliff Lake, N.J., May 8, 2008 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported results for the first quarter ended March 29, 2008.

Par reported total revenues of $154.9 million and net income of $2.6 million, or $0.08 per diluted share, which included a $5.0 million payment to Alfacell Corporation for the exclusive US commercialization rights to ONCONASE® (ranpirnase), a novel product currently in Phase III clinical development. Adjusting for this item, earnings per diluted share were $0.17 for the three month period ended March 29, 2008. This is compared with reported revenues of $234.2 million and net income of $41.5 million, or $1.19 per diluted share, for the same period in 2007, which included a $20.0 million gain on the sale to Optimer Pharmaceuticals, Inc. of marketing rights to the investigational drug Difimicin (PAR 101). Adjusting for this item, earnings per diluted share were $0.84 in the first quarter of 2007.

First Quarter Review

For the first quarter ended March 29, 2008, total revenues decreased 33.9% compared with the same period in 2007 due primarily to a greater number of 2007 new product introductions in the Company’s generics business and increased pricing pressures on existing generic products, partly offset by higher revenues from Par’s branded division, Strativa, which increased 28.6% from the same period in 2007 driven by increased net sales of Megace® ES.

Revenues of the generic division decreased 39.5% in the first three months of 2008 compared to the same period in 2007 primarily due to competitive pressures in the following products: fluticasone, propranolol, various amoxicillin products, tramadol HCl and acetaminophen tablets, glyburide/metformin, cabergoline, ranitidine syrup, as well as lower royalties. Partially offsetting these decreases were increased sales of metoprolol resulting from the launch of additional strengths in the third quarter of 2007.

Par’s first quarter gross margin was 32.0% of total revenues compared to 37.4% in 2007. The decrease in the Company’s gross margin resulted primarily from the non-recurrence of the 2007 launch of propranolol and decreased sales of certain existing generic products and lower royalty income both resulting from competitive pressure, tempered by higher gross margin contribution from Strativa’s net sales of Megace® ES.

Research and development (R&D) expenses increased 22.2% for the first quarter 2008 compared with the first quarter 2007, which was primarily attributed to the initial $5.0 million payment to Alfacell Corporation for an exclusive licensing agreement to acquire the commercialization rights to ONCONASE®.

Selling, general and administrative (SG&A) expenses for the first quarter 2008 decreased 3.7% from first quarter 2007. The decrease is due to lower expenses related to the sales and marketing of Megace® ES, lower finance and accounting costs, and lower stock-based compensation employment costs.

During the first quarter of 2008, the Company recognized a gain on the sale of product rights of $1.0 million related to the sale of two non-core ANDAs. In addition, the Company recognized a gain of $0.6 million related to providing certain information and other deliverables related to Megace® ES to a third party that is seeking to commercialize Megace® ES outside of the US.

Year-to-date Accomplishments

Patrick G. LePore, chairman, president and chief executive officer, states, “2008 is the year to execute on our strategy, and I am pleased with our progress thus far. Par should be measured in large part by the achievement of certain accomplishments and milestones that position the Company for growth in 2009 and beyond.”

In January, Strativa acquired the US commercialization rights to Alfacell Corporation’s Phase III product, ONCONASE, for an initial payment of $5 million. Results from the Phase IIIb clinical trial will be reported by mid-year. Subject to a complete review of the study results and discussions with the FDA, it is anticipated that an NDA could be filed as early as year-end 2008.

In March, Par commenced bioequivalence studies for Zensana™ (ondansetron) oral spray. Subject to favorable results and discussions with the FDA, it is expected that Strativa could file an NDA around the end of 2008.

In April, Strativa announced that its development partner, BioAlliance Pharma, reported positive preliminary, top-line results from a Phase III study of Loramyc® (miconazole Lauriad®). Subject to a complete review of the study results and discussions with the FDA, it is anticipated that an NDA could be filed by year-end 2008.

On May 7, 2008, Par announced that it amended its agreement with Spectrum Pharmaceuticals and paid $20 million in cash to increase its share of profits from the generic versions of GlaxoSmithKline's Imitrex® Injection, which will be immediately accretive to 2008 earnings. As a result of the agreement, Par’s profit share shall increase from 38% to 95% from the commercialization of sumatriptan injection.  Par will be permitted to sell generic versions of certain sumatriptan injection products with an expected launch date no later than November 2008. According to IMS Health, annual US sales of Imitrex® are approximately $220 million.

more...

2008 Financial Guidance

The Company’s projections are based on its results for the first three months of 2008, as well as management’s estimates regarding the impact of product competition on existing products, and the market opportunity of some of Par’s generic pipeline products. Full year 2008 earnings per diluted share are projected to be $0.65 to $0.85, excluding anticipated pre-launch spending and milestone payments in support of Strativa’s business strategy and including the estimated impact of four new generic product launches (i.e., sumatriptan vials and kits, clonidine, dronabinol, certain strengths of risperidone ODT) with an expected fully diluted EPS impact of $0.25 to $0.47.

2009-2012 Generic Pipeline

The Company’s investment in its generic first-to-file development strategy has lead to a growing pipeline and a track record of first-to-file drugs. The Company anticipates that it will launch as many as 15 new products during 2009 and 2012 based on the expiration of 30 month stay periods or prior settlements.

To provide investors with additional information by which to analyze the Company, Par is providing a range of estimated values for certain key generic pipeline products. These values are based on projections regarding the first six months of net sales and the anticipated gross margin of each product in the year the product launches. Since each full six-month period may not be in the calendar year the product launches, we anticipate that some of the value will be realized in the next calendar year. (Please note that these estimates do not include value after the initial six months following product launch).

In 2009, Par anticipates six key generic product launches that are expected to have a range of net sales and gross margin of $95-$135 million and $78-$110 million, respectively, to the Company. In 2010, Par anticipates five key generic product launches that are expected to have a range of net sales and gross margin of $60-$80 million and $42-$56 million, respectively, to the Company. In 2011, Par anticipates two key generic launches that are expected to have a range of net sales and gross margin of $20-$28 million and $7-$10 million, respectively, to the Company. In 2012, Par anticipates two key generic launches that are expected to have a range of net sales and gross margin of $14-$20 million and $12-$17 million, respectively, to the Company. These estimates are, of course, subject to future developments, not all of which may be anticipated at this time. See Key Generic Product Pipeline chart at the end of this press release.

In addition to these current first-to-file opportunities, Par is diligently working on other promising development products and business development opportunities that it anticipates will continue to enhance the Company’s future sales opportunities.

more...

Conference Call

Par has scheduled a conference call for Friday, May 9 at 9:00 am EST to discuss results for first quarter of 2008. Par invites investors and the general public to listen to a webcast of the conference call. Access to the live webcast can be made via the Company’s website at http://www.parpharm.com and will be available for two weeks. The dial-in number is 888-713-4214 for domestic callers and 617-213-4866 for international callers. The access number is 85327955. A replay of the conference call will be available commencing approximately one hour after the call. The replay dial-in number is 888-286-8010 for domestic callers and 617-801-6888 for international callers. The access number is 16325023.

For a copy of Par’s Form 10-Qs for the quarter ended March 29, 2008, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking. Such forward-looking statements are those that include estimates, projections, statements regarding the plans and objectives of management, as well as the assumptions underlying the forward-looking statements, and other statements that cannot be verified without reference to future developments or events. The forward-looking statements identified in the release include, but are not limited to, the statements that contain the words “expect,” “expected,” “anticipate,” “anticipates,” “anticipated,” “projections,” “projected,” “estimate,” estimates,” “believes,” “continue,” and growing.” The forward-looking statements in the release are subject to risks and uncertainties, including the Company’s ability to accurately value its key generic pipeline products, including, but not limited to the vagaries of litigation, securing regulatory approval and uncertainty of exclusivity, the extent and impact of litigation arising out of the accounting issues described in the Company’s filings with the Securities and Exchange Commission (SEC), the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the Company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the SEC, such as the Company's reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto. Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

# # #

more...

PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)
	March 29,	December 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$231,193	$200,132
Available for sale debt and marketable equity securities	67,893	85,375
Accounts receivable, net	84,035	64,182
Inventories	65,183	84,887
Prepaid expenses and other current assets	14,023	14,294
Deferred income tax assets	56,921	56,921
Income taxes receivable	13,475	17,516
Total current assets	532,723	523,307

Property, plant and equipment, at cost less accumulated depreciation and amortization	83,316	82,650
Available for sale debt and marketable equity securities	5,959	6,690
Investment in joint venture	6,433	6,314
Other investments	2,500	2,500
Intangible assets, net	33,643	36,059
Goodwill	63,729	63,729
Deferred financing costs and other assets	2,314	2,544
Non-current deferred income tax assets, net	57,935	57,730
Total assets	$788,552	$781,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	$200,000
Accounts payable	30,513	32,200
Payables due to distribution agreement partners	45,253	36,479
Accrued salaries and employee benefits	6,713	16,596
Accrued expenses and other current liabilities	32,211	27,518
Total current liabilities	314,690	312,793

Long-term debt, less current portion	-	-
Other long-term liabilities	31,448	30,975
Commitments and contingencies	-	-

Stockholders’ equity:
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares, issued 37,203,975 and 36,460,461 shares	372	364
Additional paid-in-capital	278,411	274,963
Retained earnings	232,781	230,195
Accumulated other comprehensive loss	(1,680)	(1,362)
Treasury stock, at cost, 2,658,335 and 2,604,977 shares	(67,470)	(66,405)
Total stockholders’ equity	442,414	437,755
Total liabilities and stockholders’ equity	$788,552	$781,523

more...

PAR PHARMACEUTICAL COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Revenues:
Net product sales	$151,237	$222,589
Other product related revenues	3,691	11,621
Total revenues	154,928	234,210
Cost of goods sold	105,407	146,521
Gross margin	49,521	87,689
Operating expenses:
Research and development	17,158	14,039
Selling, general and administrative	31,346	32,557
Settlements, net	-	(578)
Total operating expenses	48,504	46,018
Gain on sale of product rights and other	(1,625)	(20,000)
Operating income	2,642	61,671
Other expense, net	-	(19)
Equity in loss of joint venture	(20)	(148)
Realized gain on sale of marketable securities	-	1,397
Interest income	3,014	2,684
Interest expense	(1,667)	(1,718)
Income from continuing operations before provision for income taxes	3,969	63,867
Provision for income taxes	1,443	22,353
Income from continuing operations	2,526	41,514
Discontinued operations:
Gain from discontinued operations	505	-
Provision for income taxes	445	-
Gain from discontinued operations	60	-
Net income	$2,586	$41,514

Basic earnings per share of common stock:
Income from continuing operations	$0.08	$1.20
Gain from discontinued operations	0.00	-
Net income	$0.08	$1.20

Diluted earnings per share of common stock:
Income from continuing operations	$0.08	$1.19
Gain from discontinued operations	0.00	-
Net income	$0.08	$1.19

Weighted average number of common shares outstanding:
Basic	33,220	34,618
Diluted	33,587	34,997

more...

Par’s Key Generic Products Pipeline 2009-2012

			Net Sales Range	Gross Margin Range
Product	Strength	Brand	($ in millions)	($ in millions)
2009 Potential Launches
Methylphenidate ER Capsules	20, 30, and 40 mg	Ritalin® LA
Alprazolam ODT Tablets	0.25, 0.5, 1, and 2 mg	Niravam®
Amlodipine + Benazepril Capsules	5/40 and 10/40 mg	Lotrel®
Propafenone ER Capsules	225, 325, and 425 mg	Rythmol® SR
Nateglinide Tablets	60 mg and 120 mg	Starlix®
Tramadol ER Tablets	100, 200, and 300 mg	Ultram® ER
			$100 - $135	$80 - $110
2010 Potential Launches
Dexmethylphenidate HCl XR Caps	15 mg	Focalin® XR
Omeprazole Sodium Bicarbonate Oral Suspension	40 mg	Zegerid® OS
Omeprazole Sodium Bicarbonate Caps	20 and 40 mg	Zegerid® Caps
Oxaliplatin Injection	50 and 100 mg vials	Eloxatin®
Diazepam rectal gel	all strengths	Diastat®
			$60 - $80	$42 - $56
2011 Potential Launches
Rosuvastatin Tablets	5, 10, 20, and 40 mg	Crestor®
Latanoprost Ophthalmic Solution	0.005%	Xalatan®
			$20 - $28	$7 - $10
2012 Potential Launches
Amlodipine /Valsartan	5/160, 10/160, and 10/320	Exforge®
Fluvastatin Sodium ER tablets	80 mg	Lescol XL®
			$14 - $20	$12 - $17

These values are based on projections regarding the first six months of net sales and the anticipated gross margin of each product in the year the product launches. Since each full six-month period may not be in the calendar year the product launches, we anticipate that some of the value will be realized in the next calendar year. (Please note that these estimates do not include value after the initial six months following product launch). Additionally, there are risks relating to litigation outcomes and regulatory approval of such products.

The estimated launch dates are based on one or more of the following: expiry of the 30-month stay period; patent expiry date; expiry of regulatory exclusivity; and date certain due to settlement agreement. However, such dates may change due to several circumstances, such as extended litigation, outstanding citizens petitions, other regulatory requirements set forth by the FDA, and stays of litigation.